[ * ] INDICATES CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

RESEARCH COLLABORATION AGREEMENT

THIS AGREEMENT is entered by and between the following parties (hereafter “Parties” or individually “Party”):

STELLAR BIOTECHNOLOGIES, Inc., a corporation duly organized under and pursuant to the laws of California, USA, and having its principal offices at 321E. Hueneme Rd, #170 Port Hueneme, CA 93041, USA, (hereinafter referred to as “STELLAR”)

and

BAYER INNOVATION GmbH, a limited liability company duly organized under and pursuant to the laws of Germany, and having its principal offices at Merowingerplatz 1, 40225 Düsseldorf, Germany (hereinafter referred to as “BIG”),

WHEREAS

•

BIG develops and intends to commercialize autologous idiotype vaccines for Non-Hodgkin Lymphoma (NHL) consisting of an idiotype protein, Keyhole limpet hemocyanin (KLH) as a carrier protein and the adjuvant. BIG wants to ensure economic, sufficient and – to a certain extent - exclusive supply of KLH for the NHL-vaccines.

•

STELLAR is a company with products and know-how in the field of the carrier protein KLH and possesses valuable confidential information concerning such products in particular pertaining to a commercial production method for GMP KLH protein subunits (KLHsu). STELLAR wants to optimize and upscale their production method for KLHsu to achieve approximately a 60% yield (but not less than a 50% yield) from an ammonium sulfate precipitate KLH starting material and, at the same time, are willing to supply KLH products to BIG.

•

BIG and STELLAR are now ready to enter into a collaboration agreement to optimize and upscale the KLHsu production method of STELLAR and to define supply conditions of KLHsu for BIG´s NHL vaccine project.

NOW, THEREFORE, the parties hereby covenant and agree as follows:

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1. DEFINITIONS

1.1

“Agreement”: this agreement, including its preamble and its Annexes.

1.2

“Annex”: the documents marked “Annex” and which form part of the Agreement.

1.3

“Background Intellectual Property” means all intellectual property owned by or at the free disposal of either Party and not created during or arising from the Project.

1.4

BIG Affiliate(s) shall mean any business entity which directly or indirectly controls, is controlled by, or is under common control with BIG or BAYER AG. A business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, more than fifty percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a party of more than 50% “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

1.5

“Confidential Information” means all information relating to products, formulations, specifications, manufacturing processes, uses, technical, commercial, economic and business affairs etc. and supplied to one Party by the other Party or on behalf of the other Party in written form including electronic form and models, samples and other things and marked “CONFIDENTIAL” (or if disclosed orally or visually then reduced to writing within thirty (30) days after oral disclosure and similarly marked). Confidential Information shall also include disclosures of the foregoing made by or on behalf of BIG Affiliates pursuant to this Agreement.

1.6

“Improved KLHsu Production Method” shall mean production and purification method improved through the work of the “Project” leading to an approximate 60% yield (but not less than a 50% yield) of purified KLH protein subunits (KLHsu) from STELLAR´s ammonium sulfate precipitate (ASP KLH) starting material.

1.7

“Effective Date”: August 31, 2009

1.8

“Field 1”: Manufacturing, Sale and Distribution of KLHsu as an immunogenic carrier protein in autologous NHL-Vaccines. For the avoidance of doubt, the term “Field 1” does not include sale (or resale) of KLHsu alone but relates to the manufacturing, sale and distribution of KLHsu as a part of autologous NHL-Vaccines.

1.9

“Field 2”: Manufacturing, Sale and Distribution of KLHsu as an immunogenic carrier protein in cancer vaccines except the Manufacturing, Sale and Distribution of KLHsu as an immunogenic carrier protein in autologous NHL-Vaccines. For the avoidance of doubt, the term “Field 2” does not include sale (or resale) of KLHsu alone but relates to the manufacturing, sale and distribution of KLHsu as a part of cancer vaccines.

1.10

“Market Launch”: means the first grant/approval of the NHL-Vaccines by FDA, EMEA or any other similar regulatory authorities in any other jurisdiction.

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1.11

“NHL-Vaccines”: means autologous idiotype vaccines for Non-Hodgkin Lymphoma (NHL) consisting of an idiotype immunoglobulin protein, KLHsu as a carrier protein and an adjuvant.

1.12

“Project”: the work to be performed by STELLAR and BIG pursuant to the research schedule attached as Annex I.

1.13

“Results”: All and any results, information and materials, and all corresponding intellectual property, created during or arising from the Project by either Party relating to the Improved KLHsu Production Method including all developments, patentable or not, know-how and designs and copyrights .

2.

SUBJECT MATTER OF THE AGREEMENT

2.1

One subject matter of the Agreement shall be the Project, the exact scope of the work to be performed by BIG (in coordination with BIG Affiliates) and STELLAR in this regard being specified in the research schedule attached as Annex I to this Agreement. This research schedule shall be updated on the basis of ongoing developments as coordinated by the Parties by mutual written agreements.

2.2

Both Parties shall nominate a representative responsible for the pursuit of the Project. This responsibility includes the coordination of tasks with the other Party, the allocation and coordination of required resources at the respective Party and the organization of the Project related tasks.

The representative for BIG shall be

Dr. John-Edward Butler-Ransohoff

Bayer Innovation GmbH

Merowingerplatz 1

40225 Düsseldorf – Germany

Phone: +49 (0)221 758 458 38

The representative for STELLAR shall be

Frank R. Oakes

Stellar Biotechnologies, Inc.

321 E. Hueneme Rd. # 170

Port Hueneme, CA USA 93041

Phone (805) 488-2147 Ex. 106

A Party may appoint a new representative in place of the current one at any time by informing the other Party’s representative in written form.

2.3

The representatives will inform each other - at least by the end of each quarter - about

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Results obtained in connection with the performance of the Project, including all know-how, findings, inventions and other results, whether patentable or not.

2.4

Second subject matter of this Agreement is the specification of certain main points of the future supply of KLHsu for BIG´s NHL vaccine project as further specified in clause 8. of this Agreement

3.

PERFORMANCE OF THE PROJECT

3.1

The Parties shall provide each other with all of the information needed for the performance of the Project following prior coordination. Any documents, objects or other resources which one of the Parties needs in order to perform the work shall be provided by the other Party as far as possible. They shall be used exclusively for the purposes of performing the Project.

STELLAR will in particular make available to BIG within a time period of thirty (30) days from the Effective Date or in case of the last bullet point immediately after production of the data and results:

•

a report including all information about the Improved KLHsu Production Method and/or all information useful or needed to obtain the Improved KLHsu Production Method including confidential manufacturing and analytical protocols, process development plans as well as all experimental data that support the expectation of the 60% yield (but not less than a 50% yield) of the purified KLHsu,

•

all limpets ((Megathura crenulata) required for production of ASP KLH for the Project,

•

all ASP KLH required for BIG to perform the Project,

•

the Drug Master File (DMF) on STELLAR´s current KLHsu,

•

all analytical and preclinical data and study results produced by STELLAR in the development, evaluation and validation of the Improved KLHsu Production Method and any comparability testing of STELLAR’s KLHsu.

BIG will in particular make available to STELLAR:

•

all KLHsu material produced from STELLAR ASP KLH initially provided pursuant to paragraph 3.1 but not specifically required to perform the Project,

•

all preclinical data and study results produced by BIG in the development, evaluation and validation of the Improved KLHsu Production Method and comparability testing of STELLAR’s KLHsu which BIG is allowed to forward to STELLAR and which is necessary for STELLAR .

3.2

The Parties shall permit each other to see any Results that have been achieved at all times upon request.

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3.3

Neither of the Parties shall be entitled to commission third parties with the implementation of partial tasks without the other Party’s express written consent. For the avoidance of doubt BIG Affiliates and STELLAR’s contract manufacturing organizations and analytical laboratories as listed in Annex IV are not considered to be third parties pursuant to this Agreement.

3.4

Neither of the Parties shall have the right to represent the other Party with respect to any legal relations or to issue legally binding declarations on the other Parties’ behalf. No steering groups, working groups or similar groups that might potentially be set up by the Parties shall have the right to represent the other Party or all of the Parties with respect to any legal relations or to issue legally binding declarations on the other Parties’ behalf unless this is expressly regulated in this Agreement.

3.5

The Parties shall perform the work to the best of their ability based on cutting-edge science and technology using their own existing know-how and experience gained during the cooperation in close contact with each other.

3.6

In order to facilitate coordination, management and implementation of this Agreement as well as early identification, prevention and solving of problems, the Parties shall set up a joint Project Team that will discuss the status of the overall Project at regular intervals.

3.7

The Project Team shall include the following persons (the Project Team can include members of BIG Affiliates):

•

The representatives of each Party as defined under paragraph 2.2

•

Dr. Jürgen Lenz

Bayer Schering Pharma AG

GDD-Global Biologics

Biotech Development

Friedrich-Ebert-Straß 217

Gebäude 46

D-42096 Wuppertal

•

Frank R. Oakes - Executive

Vince Foley - Quality

Rodrick Conde - Manufacturing

Stellar Biotechnologies, Inc.

321 E. Hueneme Rd. # 170

Port Hueneme, CA USA 93041

Phone (805) 488-2147 Ex. 106

Each Party can replace its members of the Project Team by written notice to the other Party.

3.8

The Project Team shall keep a Project diary consisting of

•

Minutes of meetings and exchange of correspondence

•

Clearance protocols

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3.9

Each Party shall consult the Project Team initially to solve any conflicts that may arise. All members of the Project Team shall have the right vis-à-vis the other Party to issue all of the declarations, to give factual and other assurances required within the scope of this Agreement and undertake to provide binding information.

4.

GUARANTEES

4.1

The Parties will perform their tasks and obligations under this Agreement with due care and according to the generally accepted standards and practices.

4.2

Other then that, the Parties make no guarantees that the Results of the Project will be commercially exploitable and free from third party patent rights. If one Party does however become aware of any patent rights which might be infringed by exploitation of the Results, they will inform the other Party immediately thereof. The Parties will otherwise make every effort to obtain Results whose exploitation does not infringe third party patent rights.

4.3

The Parties will, within the limits of the present guarantee clause, immediately remedy any defects which arise.

4.4.

Any liability of the Parties in connection with this clause 3 of the Agreement is limited according to clause 10 of the Agreement.

5.

CONFIDENTIALITY

5.1

It is agreed that each Party shall procure the confidentiality of all Confidential Information disclosed pursuant to this Agreement and take all reasonable steps needed to ensure that its scientist(s), representatives, BIG Affiliates, other research personnel and any other persons who become involved do likewise, and in particular:

a.

shall not disclose Confidential Information or any part thereof to any third party without the other Party’s prior written consent, except insofar as Party staff may find it necessary to discuss such matters with associates with whom they may be working at the other Party’s written request, in which case the Party will impose a such third parties for the other Party’s benefit the same obligations of confidence and non-use as it undertakes under this Agreement; and

b.

shall not use the Confidential Information or any part thereof or cause any use to be made of such without the other Party’s prior written consent, except strictly for the purposes of this Agreement.

5.2

Each Party will not be under the above obligations of confidence in respect of anything which the Party can show by written records was:

(a.)

already available to the public before its disclosure to the Party,

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(b.)

subsequently available to the public through no fault of the Party, Staff or its other personnel,

(c.)

already known to the Party prior to its receipt from the other Party, or

(d.)

 received without restriction from a bona fide third party who is not in breach of confidence owed to the other Party or its affiliates.

5.3

If either Party is required under a final judicial or governmental order to disclose any Confidential Information received from the other Party, the receiving Party may disclose the Confidential Information provided that the receiving Party gives the disclosing Party sufficient prior notice to contest such order and that the receiving Party discloses only such portions of the Confidential Information as required by such order.

5.4

Each Party shall ensure that all and any Results, information and things generated by the Party Staff or its other personnel which arise out of the Project are kept under conditions of confidentiality and non-use as set out in this clause 4 mutatis mutandis.

5.5

The Parties agree that upon termination of this Agreement if requested by the other Party they shall promptly send to the other Party all Confidential Information and other things received for the purposes of the Project.

5.6

The obligations of non-use and non-disclosure set forth in this clause 4 shall continue for the term of this Agreement and for a period of five (5) years thereafter.

5.7

If STELLAR and/or BIG intend to disclose and officially announce their cooperation under this Agreement by giving any statement to the press the Parties will mutually agree on the contents of such statement.

5.8

If STELLAR and/or BIG intend to disclose and publish the Results of the Project the Parties will mutually agree on the contents of such publications.

6.

FINANCIALS

6.1      Material- and Technology Access Fee:

In consideration of

•

STELLAR´s supply agreement with BIG pursuant to paragraph 8.1 or 8.2

•

BIG`s technology access right pursuant to paragraph 2.1.

•

BIG´s and BIG Affiliates` irrevocable, worldwide, exclusive right for all Results under this Agreement within the Field 1 as defined under paragraphs 7.1, 7.2 and 7.3.

•

BIG´s and BIG Affiliates` rights and license for all Results under this Agreement within the Field 2 as defined under paragraphs 7.1, 7.3 and 7.4.

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BIG shall pay STELLAR a material and technology access fee of two hundred and fifty thousand Dollar ($250,000) payable within one (1) month after the Effective Date of this Agreement.

6.2       Milestone Fee:

BIG shall pay STELLAR a milestone fee in the amount of two hundred and fifty thousand US Dollar (250,000 US $) payable within one (1) month upon confirmation by BIG or BIG Affiliates of (the following conditions hereinafter together the “Milestone”):

1.

the feasibility of increasing the KLHsu yield (starting from a 5 gram quantity of ASP KLH starting material) to a yield of approximately 60% (but not less than a 50% yield)  KLHsu.

2.

with a method that is supported by appropriate  Standard Operating Procedure (SOP´s) for method qualification and validation in accordance with regulatory requirements, and

3.

yielding to KLHsu proteins that are suitable for the NHL-Vaccines.

For the avoidance of doubt BIG does not have to pay STELLAR this fee if the Milestone is not achieved within the duration of this Agreement pursuant to paragraph 9.1.

6.3      License Fee for the Improved KLHsu Production Method

STELLAR shall pay BIG a fee in the amount of two hundred thousand US-Dollar (200,000 US $) for an exclusive, irrevocable, worldwide, sub-licensable and royalty-free license to all Results outside the Field 1 and 2 and the rights and license pursuant to paragraph 7.1, 7.3 and 7.4 to all Results in the Field 2 payable within three (3) months after receipt of the Milestone Fee pursuant to paragraph 5.2. For the avoidance of doubt STELLAR does not have to pay BIG this fee if the Milestone as defined under paragraph 6.2 is not achieved.

6.4

Each Party shall take over their expenses which arise during the performance of the Project. STELLAR will endeavor to use this Agreement to secure additional funds through Federal matching-funds grants to support the Project. STELLAR will use the matching funds, less an administrative charge of 40%, to pay the direct expenses associated with the performance of the Project. BIG takes over no responsibility, warranty or the like with regard to the adequacy of this Agreement for these funding purposes of STELLAR.

6.5

Tax provisions

Except as provided in a) or b) of this paragraph each Party shall take responsibility for its own tax obligations that may arise from the financial requirements of this agreement.

a) Payments to be made by BIG

As far as BIG is required to make a payment under this Agreement, BIG shall be entitled to deduct and withhold from the amount payable the tax for which BIG is liable under any provisions of tax law.

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If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, no deduction shall be made or a reduced amount shall be deducted only if BIG  is timely furnished with necessary documents (Freistellungsbescheid) by STELLAR issued from the German Tax Authority (Bundeszentralamt für Steuern), certifying that the payment is exempt from tax or subject to a reduced tax rate.

Any withheld tax shall be treated as having been paid by BIG for all purposes of this Agreement.

BIG shall timely forward the tax receipts certifying the payments of withholding tax on behalf of STELLAR.

In case BIG cannot deduct the withholding tax due to fullfilment completion of payment obligation by settlement or set-off, STELLAR will pay the withholding tax to BIG separately.

If BIG missed to deduct withholding tax but is still required by tax law to pay withholding tax on account of STELLAR to the tax authorities, STELLAR shall assist BIG with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to BIG, STELLAR will immediately refund the tax amount.

b) Payments to be made by STELLAR

In so far as STELLAR is required to make a payment under this Agreement, STELLAR shall be entitled to deduct and withhold from the amount payable the tax which the STELLAR is liable under any provisions of tax law.

No deduction shall be made or a reduced amount shall be deducted if STELLAR is timely furnished by BIG with all documents required for the application of a zero or reduced rate according to the respective Double Taxation Treaty.

Any withheld tax shall be treated as having been paid by STELLAR to BIG for all purposes of this Agreement.

STELLAR shall timely forward the tax receipts certifying the payments of withholding tax on behalf of BIG.

Any assignment of this agreement by STELLAR which causes a higher withholding tax rate as it is applicable without the assignment shall be borne by STELLAR unless BIG has approved this assignment.

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7.

INTELLECTUAL PROPERTY

7.1

For the avoidance of doubt Background Intellectual Property shall remain the property of the Party introducing the same. The Party entitled to Background Intellectual Property shall grant the other Party a non-exclusive right of use limited to the duration and the purposes of this Agreement free of charge in the interest of the performance of this Agreement unless the Party is subject to limitations regarding the use of the respective Background Intellectual Property.

If and insofar STELLAR is the holder of Background Intellectual Property and is not limited to Background Intellectual Property and/or the use thereof when allocating rights and if this is necessary for the commercial utilization of Results within the Field 1 and 2 by BIG, STELLAR grants BIG and BIG Affiliates an irrevocable, non-exclusive, royalty-free license for the Background Intellectual Property within the Field 1 and 2 for the duration of the Background Intellectual Property. BIG and BIG Affiliates are not allowed to sublicense or assign these rights to a third party except:

(i)

as in the case of out-licensing or sale of all or substantially all of BIG´s

NHL-Vaccine project to a third party, or

(ii)

as in the case BIG or BIG Affiliates out-licence or sale all or substantially all of an idiotype vaccine using antigens which have been expressed in transfected or transformed plant cells pursuant to paragraph 7.4 (i) to a third party, or

(iii)

as in the case BIG or BIG Affiliates receive a grant-back license from STELLAR for a cancer vaccine to the Results in Field 2 pursuant to paragraph 7.4 (ii) and BIG or BIG Affiliates out-licence or sale all or substantially all of that cancer vaccine to a third party.

If STELLAR is subject to limitations regarding the assignment of rights to Background Intellectual Property and/or to the utilization of Background Intellectual Property, they shall ensure that this does not affect the commercial utilization of the Results within the framework of the above-mentioned assignment of rights, insofar as they are actually able to do so and this is legally possible (i.e. to the best of their ability), by taking suitable statutory or actual precautions. In the event that adjustments need to be made or restrictions need to be imposed, they shall be subject to coordination by the Parties. If this Background Intellectual Property is not required for the performance of this Agreement until amendments have been made to contractually agreed services, the contracting parties shall agree to incorporate the latter into this Agreement.

7.2

All Results arising under this Agreement shall be the sole property of BIG and only BIG  and BIG Affiliates will be entitled to the unrestricted use of same, unless otherwise provided herein below. BIG and BIG Affiliates´ are free to use the Results within the Field 1 for any purpose with the only exception that BIG and BIG Affiliates´ are not allowed:

(i)

 to sell KLHsu for any purpose to third parties,

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      (ii)

to sublicense or sell the Results within the Field 1 except as in the case of out-licensing or sale of all or  substantially all of BIG´s NHL-Vaccine project to a third party

7.3

BIG grants STELLAR and STELLAR herewith irrevocably accepts an exclusive, irrevocable, worldwide, sub-licensable and royalty-free (except as set out in paragraph 6.3 herein above) license to all Results outside the Field 1 and 2. Moreover, BIG allows STELLAR to use the Results within the Field 1 for the limited purpose to supply KLHsu to BIG or to a BIG Affiliate upon request by BIG or a BIG Affiliate.

7.4

BIG irrevocably grants STELLAR and STELLAR herewith accepts an exclusive, irrevocable, worldwide, sub-licensable and royalty-free (except as set out in paragraph 6.3 herein above) license to all Results in the Field 2 with the exception that:

(i)

BIG or BIG Affiliates retain a worldwide, exclusive, transferable, sub-licensable and royalty-free right to the Results in Field 2 only for idiotype vaccines using antigens which have been expressed in transfected or transformed plant cells. However, STELLAR shall receive a worldwide, exclusive, sub-licensable and royalty-free license for specific idiotype vaccines using antigens which have been expressed in transfected or transformed plant cells provided that BIG gives its written consent - which cannot unreasonably be withheld - within a time period of thirty (30) days after which STELLAR notifies BIG in writing about its interest to use the Results in the Field 2 for specific idiotype vaccines using antigens which have been expressed in transfected or transformed plant cells.

(ii)

BIG or BIG Affiliates shall receive a worldwide, exclusive, transferable, sub-licensable and royalty-free grant-back license to the Results in Field 2 provided that STELLAR gives its written consent - which cannot unreasonably be withheld - within a time period of thirty (30) days after which BIG notifies STELLAR in writing about its interest to use the Results in the Field 2.

7.5

The Parties shall strive to protect the Results by way of industrial property rights in respect of the performance of the Agreement. The following rules shall apply to the registration of new rights: If, in the opinion of either Party, Results or any parts thereof represent patentable inventions or if inventors have submitted memoranda of inventions, the representatives of both Parties must be immediately informed in writing thereof. The representatives of each Party will then coordinate and agree on patent filings and BIG will be responsible for filing the patent applications for the inventions concerned in its own name in accordance with the existing laws. STELLAR will immediately communicate to BIG the names of the inventors of each invention as well as a proposal outlining their percentage contributions thereto, in addition to a copy of the corresponding memorandum of invention. In addition, STELLAR will use its best efforts to provide BIG with any assistance, other than financial, which BIG requires for the obtainment of patents and the maintenance and defense thereof. The same will also apply to cases where BIG is of the opinion that Results or parts thereof represent patentable inventions.

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8.

SUPPLY

8.1

Subject to (i) the limits of long term supply agreements set out by mandatory law of any applicable jurisdiction, (ii) the provisions of paragraph 8.2 and - in case the Milestone according to paragraph 6.2 is not achieved - for the period of this Agreement and for a further period of seven years, the Parties will negotiate in good faith and endeavor to enter into a written supply agreement, the main elements of which are already now fixed in Annex II.

8.2

In case the Milestone according to paragraph 6.2 is achieved: Subject to the limits of long term supply agreements set out by mandatory law of any applicable jurisdiction, the Parties will negotiate in good faith and endeavor to enter into a written supply agreement, the main elements of which are already now fixed in Annex III and replacing the agreement according to paragraph 8.1.

9.

TERMINATION

9.1

This Agreement has a duration of 2 years after the Effective Date.

9.2

This Agreement may be terminated by either Party, if the other Party is in breach of any material obligation or undertaking hereunder and if such breach has not been remedied within thirty (30) days of a notice given in writing by the aggrieved Party.

9.3

Upon termination of this Agreement and if requested by a Party, each Party shall return to the other Party all tangible Confidential Information and other information and material transferred in pursuit of the Project.

9.4

Expiry or termination of this Agreement for any reason shall not affect the rights and obligations of the Parties accrued prior to expiry or termination, and shall not affect rights or obligations which expressly or by implication are intended to continue or to come into force on or after such expiry or termination (in particular the provisions of clauses 5 and 7 , 8, 10 and 12.7).

10.

LIABILITIES

10.1

Neither Party shall be liable to the other Party for any death or injury unless it is caused by the negligence of that Party or its representatives, agents or other persons acting on its behalf, nor shall it be liable to the other Party for any  other loss or damage arising from or during the performance of this Agreement or from the use of any Results unless it is caused by its willful default or gross negligence or that of its representatives, agents or other persons acting on its behalf. However, the liability of either Party for any breach of this Agreement, or arising in any other way out of the subject matter of this Agreement, will not extend to any loss of profits or incidental or consequential damages or losses including (without limitation) loss of contract.

10.2

Neither Party shall be liable to the other Party for failure to perform its obligations under

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this Agreement to the extent that such failure is due to any cause beyond the reasonable control of either Party.

11.       NOTICES

All notices, requests and other communications hereunder shall be provided in writing and shall be delivered to the representatives pursuant to clause 2.2 hereof. Any such notice shall be deemed to have been given when received.

12.

MISCELLANCEOUS

12.1

The terms of this Agreement shall constitute the entire agreement between the Parties and shall supersede all previous understandings, oral or written, between the Parties with respect to the subject-matter of this Agreement. Any modification of this Agreement shall be in writing and require prior written agreement by both Parties.

12.2

Should any provision of this Agreement be or become invalid or unenforceable in whole or in part, the remaining provisions shall be valid and Parties shall negotiate in good faith in order to replace the invalid or unenforceable provision by a valid and enforceable provision approaching as closely as possible the commercial intent of the provision replaced, if necessary, in connection with other provisions.

12.3

The clause headings in this Agreement are for ease of reference and shall not affect the interpretation of this Agreement.

12.4

The Schedules hereto shall form part of this Agreement. If there is any conflict between the terms of this Agreement and those of the Schedules, said terms shall prevail.

12.5

The failure or delay of either Party to enforce or to exercise, at any time or for any period of time, any term of or any right under this Agreement does not constitute and shall not be construed as a waiver of such term or right and shall not affect said Party’s right later to enforce or exercise it nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right. No waiver or indulgence by either Party of any breach or default of any term or provision under this Agreement shall be deemed a waiver as to any subsequent and/or similar breach of default.

12.6

This Agreement may be freely assigned by BIG to any of BIG Affiliates, but may not otherwise be assigned without consent except upon sale or transfer of all or substantially all of the business to which it pertains. STELLAR may not assign this Agreement without the written consent of BIG.

12.7

This Agreement shall be read and construed in accordance with German law and German courts shall have exclusive jurisdiction.

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In Witness whereof the Parties have caused this Agreement to be duly executed:

Bayer Innovation GmbH	Stellar Biotechnologies Inc.
Date: August 27, 2009	Date: August 27, 2009
Dr. Detlef Wollweber Managing Director	(Name and Title) CEO
8/27/09 Dr. John-Edward Butler-Ransohoff Project Leader	8/27/09 (Name and Title)

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ANNEX I

Terms and Conditions for initial supply agreement

(8.1 of the Agreement)

1.

Parties of the supply agreement

Supplier shall be STELLAR or another party named by STELLAR and approved in writing by BIG. Buyer shall be BIG or a BIG Affiliate nominated by BIG in writing.

2.

Prices

2.1

The Parties agree upon the price list for KLHsu as follows:

Products	Description
KLH-20M (bulk) or KLH-20MV (15 mg sterile vials)	Subunit Keyhole Limpet Hemocyanin (~20 mg/mL)

Quantity per Order (grams)	Code	Price per milligram ($)	Delivery
<1	KLH-20MV	[ * ]	30 days
1 - 5	KLH-20MV	[ * ]	30 days[1]
5 - 10	KLH-20M	[ * ]	120 days[2]
11 - 25	KLH-20M	[ * ]	Supply Agreement[2,3]
25	KLH-20M	[ * ]	Supply Agreement[2,3]
50	KLH-20M	[ * ]	Supply Agreement[2,3]
100	KLH-20M	[ * ]	Supply Agreement[2,3]
1000 - 2000	KLH-20M	[ * ]	Supply Agreement[2,3]
3000 - 5000	KLH-20M	[ * ]	Supply Agreement[2,3]

1.   Supplied in 15 mg vials, currently available

2.   Supplied in bulk bags (TCTech) with sampling port. Sterility/bioburden specification to be determined.

3.   Packaging and delivery schedule to be determined. Pricing dependent upon minimum annual purchases and other items of Agreement.

2.2

If any third party offers to BIG that it would deliver to BIG a product which is comparable to the Product as regards to product specification, aquaculture origin, quality, quantities and delivery conditions as set forth in this agreement, however, at lower prices than agreed upon according to this Article 4 (hereinafter referred to as “Third Party Offer”), then the Parties will negotiate an adjustment of the then valid price for Product. If the Parties can not agree on a price adjustment within a period of 3 weeks after BIG has requested to negotiate the prices by giving written notice to Stellar, the Parties are released from their purchase or delivery obligations under this agreement to the extent of the Third Party Offer.

2.3

BIG agrees that the Third Party Offer may be audited by an independent auditor. However, the auditor will make available to Stellar only the result of such audit without identifying the Third Party Offer. The costs for such audit shall be borne by Stellar, it being understood that BIG will reimburse such costs to Stellar, if the audit comes to the conclusion that a Third Party Offer did not exist.

3.

Quality Agreement

All material has to be produced according to GMP standards. Details will be agreed upon a Quality Agreement, which will be part of the supply agreement.

4.

Payment terms

Stellar shall issue monthly invoices for deliveries made during that month at the end of such month. Invoices shall be made in USD and shall be payable within 90 days after receipt of the invoice. Stellar agrees to grant to BIG a discount of 5%, if payments are made by BIG within 30 days after receipt of the invoice.

5.

Incoterms

Stellar will ship to a location designated by BIG according to the Incoterm 2000 FCA (“free carrier”) STELLAR’s facility.  STELLAR shall organize the shipment, including packaging, and notify BIG no later than 7 (seven) calendar days in advance of any shipment of Raw Material.

6.

Forecasting / Ordering

BIG will provide Stellar with a non-binding rolling [12] months forecast of its requirements for the Product, updated [quarterly].

BIG shall place binding orders at least [6] months in the case of KLHsu prior to the first day of the month in which the ordered quantities are to be delivered.

7.

Representations, Warranties, Incoming Goods Inspection

7.1

The parties will produce an Annex I to the supply agreement the specifications of KLHsu. Stellar represents and warrants that KLHsu will conform to the specifications set forth in Annex 1. The parties agree that the specifications set forth in Annex 1 shall be the agreed composition (“vereinbarte Beschaffenheit”) of KLHsu. If KLHsu does not conform to the specifications set forth in Annex 1, Stellar will, at its own costs, without undue delay and upon BIG’ request, either repair the defective KLHsu or replace the defective KLHsu by delivering KLHsu conforming to the specifications in Annex 1. If, for whatsoever reason, Stellar fails to either repair or replace a defective KLHsu, BIG shall be entitled to exercise the remedies provided for in § 437 of the German Civil Code.

7.2

Simultaneously with each KLHsu shipment, Stellar will provide to BIG a certificate of analysis, which shall be transmitted by telecopy.

7.3

BIG will inspect the incoming KLHsu only as far as identity, weight and packaging are concerned. BIG is not obliged to make any further inspection, in particular BIG is not obliged to analyse the incoming KLHsu in whatsoever manner. The Parties agree that, by carrying out the aforementioned measures, BIG has undertaken an incoming goods inspection within the meaning of § 377 of the German Commercial Code.

8.

Term and Exclusivity

8.1

The supply agreement shall enter into force as of the date the Research Collaborating Agreement between the parties ends.

8.2

Supplier will supply buyer for the purpose of  Field 1 exclusively for a time period of five years starting with Market Launch. For the avoidance of doubt, supplier may enter into supply obligations for the purpose of Field 1 with third parties before Market Launch, but in this case the supplier has to ensure that such supply obligations end with Market Launch.

8.3

The supply agreement is unlimited in time. Until the end of the exclusivity period according to paragraph 8.2 the ordinary right of termination is excluded..

9.

Governing Law and Venue

The supply agreement shall be governed by and construed with the laws of the Federal Republic of Germany, without regard to conflict of law rules.

The application of the Uniform Law on the International Sale of Goods and the Uniform Law in the Formation of Contracts for the International Sale of Goods – both dated July 17, 1973 – and the UN agreement on the Sale of Goods dated April 11, 1980 shall be excluded.

The exclusive place of jurisdiction for both Parties will be Cologne, Germany.

ANNEX II

Terms and Conditions for supply agreement in case milestone is achieved

(8.2 of the Agreement)

1.

Parties/Product of the supply agreement

Supplier shall be STELLAR or another party named by STELLAR and approved in writing by BIG. Buyer shall be BIG or a BIG Affiliate nominated by BIG in writing.

Product supplied under this supply agreement, is ASP KLH and/or KLSsu.

2.

Prices

2.1

Price base for negotiation of the price after process optimization:

	A	B	C	D	E	F	G	F
Quantity (g)	2009 ASP Price	2009 KLHsu Price	ASP % of COG	Ave % KLHsu Yield (MBR)	New % KLHsu Yield	Improved Yield	Cost Reduction	Price after Reduction
1-5	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
5-10	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
11-24	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
25	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
50	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
100	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
1000	[ * ]	[ * ]	44%	28%	60%	2.14	23.5%	[ * ]
						E/D	1-((C/F)+(1-C))	B*(1-G)

2.2

If any third party offers to BIG that it would deliver to BIG a product which is comparable to the Product as regards to product specification, aquaculture origin, quality, quantities and delivery conditions as set forth in this agreement, however, at lower prices than agreed upon according to this Article 4 (hereinafter referred to as “Third Party Offer”), then the Parties will negotiate an adjustment of the then valid price for Product. If the Parties can not agree on a price adjustment within a period of 3 weeks after BIG has requested to negotiate the prices by giving written notice to Stellar, the Parties are released from their purchase or delivery obligations under this agreement to the extent of the Third Party Offer.

i.3

BIG agrees that the Third Party Offer may be audited by an independent auditor. However, the auditor will make available to Stellar only the result of such audit without identifying the Third Party Offer. The costs for such audit shall be borne by Stellar, it being understood that BIG will reimburse such costs to Stellar, if the audit comes to the conclusion that a Third Party Offer did not exist.

2.4

BIG will use STELLAR as primary ASP KLH supplier for its KLHsu production using the Results unless STELLAR cannot supply requested quantities at competitive prices and conditions.

3.

Quality Agreement

All material has to be produced according to GMP standards. Details will be agreed upon a Quality Agreement, which will be part of the Supply agreement.

4.

Payment terms

Stellar shall issue monthly invoices for deliveries made during that month at the end of such month. Invoices shall be made in USD and shall be payable within 90 days after receipt of the invoice. Stellar agrees to grant to BIG a discount of 5%, if payments are made by BIG within 30 days after receipt of the invoice.

5.

Incoterms

Stellar will ship to a location designated by BIG according to the Incoterm 2000 FCA (“free carrier”) STELLAR’s facility.  STELLAR shall organize the shipment, including packaging, and notify BIG no later than 7 (seven) calendar days in advance of any shipment of Raw Material.

6.

Forecasting / Ordering

BIG will provide Stellar with a non-binding rolling [12] months forecast of its requirements for the Product, updated [quarterly].

BIG shall place binding orders at least [3] months in the case of ASP KLH or [6] months in the case of Product prior to the first day of the month in which the ordered quantities are to be delivered.

7.

Representations, Warranties, Incoming Goods Inspection

7.1

The parties will produce an Annex I to the supply agreement the specifications of Product. Stellar represents and warrants that Product will conform to the specifications set forth in Annex 1. The parties agree that the specifications set forth in Annex 1 shall be the agreed composition (“vereinbarte Beschaffenheit”) of Product. If Product does not conform to the specifications set forth in Annex 1, Stellar will, at its own costs, without undue delay and upon BIG’ request, either repair the defective Product or replace the defective Product by delivering Product conforming to the specifications in Annex 1. If, for whatsoever reason, Stellar fails to either repair or replace a defective Product, BIG shall be entitled to exercise the remedies provided for in § 437 of the German Civil Code.

7.2

Simultaneously with each Product shipment, Stellar will provide to BIG a certificate of analysis, which shall be transmitted by telecopy.

7.3

BIG will inspect the incoming Product only as far as identity, weight and packaging are concerned. BIG is not obliged to make any further inspection, in particular BIG is not obliged to analyse the incoming Product in whatsoever manner. The Parties agree that, by carrying out the aforementioned measures, BIG has undertaken an incoming goods inspection within the meaning of § 377 of the German Commercial Code.

8.

Term and Exclusivity

8.1

The supply agreement shall enter into force upon achieving the Milestone and payment of the milestone fee according to paragraph 6.2 of the Research Collaboration Agreement.

8.2

Supplier will supply buyer for the purpose of Field 1 exclusively for a time period of five years starting with Market Launch. For the avoidance of doubt, supplier may enter into supply obligations for the purpose of Field 1 with third parties before Market Launch, but in this case the supplier has to ensure that such supply obligations end with Market Launch.

8.3

The supply agreement is unlimited in time. Until the end of the exclusivity period according to paragraph 8.2 the ordinary right of termination is excluded.

9.

Governing Law and Venue

The supply agreement shall be governed by and construed with the laws of the Federal Republic of Germany, without regard to conflict of law rules.

The application of the Uniform Law on the International Sale of Goods and the Uniform Law in the Formation of Contracts for the International Sale of Goods – both dated July 17, 1973 – and the UN agreement on the Sale of Goods dated April 11, 1980 shall be excluded.

The exclusive place of jurisdiction for both Parties will be Cologne, Germany.

ANNEX III

STELLAR’s contract manufacturing organizations and analytical laboratories

(3.3 of the Agreement)

cGMP KLHsu Purification & Manufacturing:

Coldstream Laboartories, Inc.

2500 Bull Lea Road

Suite 250

Lexington, KY 40511

American Peptide Company, Inc.

777 E. Evelyn Avenue

Sunnyvale, CA 94086

Sterile Product Fill/Finish:

Coldstream Laboartories, Inc.

2500 Bull Lea Road

Suite 250

Lexington, KY 40511

McGuff Pharmaceuticals, Inc. (MPI),

2921 MacArthur Blvd., M.S. 14

Santa Ana, CA 92704

Analytical Laboratories:

AppTec, Inc.

4751 League Island Blvd.,

Philadelphia, PA 19112.

USA

PPD Development, LP

8500 Research Way

Middleton, WI 53562

West Coast Analytical Service, Inc.

Bodycote Testing Group

9240 Santa Fe Springs Rd

Santa Fe Springs, CA 90670

info@wcaslab.com

Windrose Analytica, Inc.

5217 Verdugo Way, Suite A

Cammrillo, CA 93012